EXHIBIT 10.20
CONSULTING AND SEPARATION AGREEMENT
     This Consulting and Separation Agreement (the “Agreement”) is entered into between ZipRealty, Inc. (the “Company”), on the one hand and Jeffrey G. Wagoner (the “Executive”) on the other hand with reference to the following facts:
WHEREAS:
     Executive was employed by the Company.
     On or about March 2, 2004, Executive and Company entered into an Executive Proprietary Information Agreement (the “Confidentiality Agreement”).
     Company and Executive (collectively referred to as “Parties” in this Agreement) have entered into Stock Option Agreements dated April 29, 2004, June 18, 2004, December 16, 2004, October 25, 2005, and January 3, 2006 granting Executive the option to purchase shares of the Company’s common stock subject to the terms and conditions of the Company’s Stock Option Plan and Stock Option Agreements (the “Stock Option Agreements”).
     The Parties have agreed that Executive’s employment with the Company will terminate on February 16, 2007 (“Termination Date”).
     COVENANTS
     It therefore is agreed by and between the Parties as follows:
     1.   Each of the undersigned executes and enters into this Agreement in consideration of each and all of the agreements made and undertaken by each of the undersigned as follows:
     (a)   Company agrees to pay Executive the equivalent of Executive’s base salary in the amount of $21,667.70 per month, less applicable withholding, in accordance with the Company’s normal payroll practices for a period of four (4) months (the “Payment Period”). The first payment will be made on the next regular payroll date after both the Termination Date and the Effective Date have passed, and will continue, thereafter, in accordance with the Company’s regular payroll practices, for the remainder of the Payment Period.
     (b)   Executive agrees to provide consulting services to Company for a period of four (4) months following the Termination Date (the “Consulting Period”). During the Consulting Period, Executive agrees to be reasonably available to provide guidance and information, attend meetings as necessary and respond to questions from Company and Company’s employees relating to his previous duties as Senior Vice President of Real Estate Sales. Executive acknowledges that he is not an employee of the company or a service provider during the Consulting Period and thus, will not be entitled to earn or accrue any benefits including, but not limited to vacation or options to purchase shares of the Company’s common stock during the Consulting Period. For the avoidance of doubt, Consultant agrees that, notwithstanding the provisions of any option plan or option agreement to the contrary, vesting on his existing options will cease on the Termination Date.

     (c)   Company agrees to pay Executive, on Executive’s Termination Date, all wages due for work performed through his Termination Date, including all accrued, unused vacation, and all monies due and owing to him pursuant to the terms and conditions of ZipRealty Inc. Amended and Restated Management Incentive Plan — Fiscal Year 2006. By payment of the payments set forth in this paragraph and the payments due under paragraph 1(a) of this Agreement, Executive acknowledges that he will not be owed any additional wages, salary, monies or other forms of benefits or compensation from the Company.
     (d)   The Parties agree that for purposes of determining the number of shares of the Company’s common stock which Executive is entitled to purchase from the Company, pursuant to the exercise of outstanding options, the Executive will be considered to have vested only up through the Termination Date. Executive acknowledges that as of the Termination Date, he will have vested in options to purchase 67,930 shares of Common Stock and no more, as set forth in Exhibit A attached hereto. The exercise of any stock options shall continue to be subject to the terms and conditions of the Stock Option Agreements.
     (e)   Executive’s health insurance benefits will cease on the Termination Date, subject to Executive’s right to continue his health insurance under COBRA. Executive’s participation in all other benefits and incidents of employment will also cease on the Termination Date. Executive shall cease accruing employee benefits, including but not limited to, vacation time and paid time off, as of the Termination Date.
     (f)   Executive shall continue to maintain the confidentiality of all confidential and proprietary information of the Company and shall continue to comply with the terms and conditions of the Confidentiality Agreement between Executive and the Company. Executive shall return all of the Company’s property and confidential and proprietary information in his possession to the Company.
     2.   Executive represents that the foregoing consideration represents settlement in full of all outstanding obligations owed to Executive by the Company and its owners, related entities, officers, directors, employees, agents, representatives and shareholders (the “Releasees”). Executive, on his own behalf, and on behalf of his respective heirs, family members, executors, agents, assigns, does hereby fully and forever release and discharge the Releasees of and from, and agrees not to sue concerning any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess arising from any omissions, acts or facts that have occurred up until and including the Effective Date of this Agreement, including without limitation:

a)	any and all claims relating to or arising from Executive’s employment relationship;

b)	any and all claims relating to, or arising from, Executive’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

c)	any and all claims under the law of any jurisdiction including, but not limited to, wrongful discharge of employment, constructive discharge from employment, termination in violation of public policy, discrimination, harassment, retaliation, breach of contract, both express and implied, breach of the covenant of good faith and fair dealing, both express and implied; promissory estoppel, negligent and intentional infliction of emotional distress, negligent and intentional misrepresentation, negligent and intentional interference with prospective economic advantage, unfair business practices, defamation, libel, slander, negligence, personal injury, assault, battery invasion of privacy, false imprisonment and conversion;

d)	any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the Executive Retirement Income Security Act of 1974, the Worker Adjustment Retraining and Notification Act, the Older Workers Benefit Protection Act; the California Fair Employment and Housing Act, and the California Labor Code;

e)	any and all claims for violation of the federal or any state constitution;

f)	any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

g)	any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of the proceeds received by Executive as a result of this Agreement; and

h)	any and all claims for attorneys’ fees and costs.

     Notwithstanding the foregoing, this Agreement does not waive rights or claims that may arise after the date the Agreement is executed by Executive and does not restrict or limit Executive’s right to challenge the validity of this Agreement. Nor does this Agreement waive rights or claims under federal or state law that Executive cannot waive by private agreement, such as a right of indemnification under Labor Code Section 2802. Additionally, nothing in this Agreement precludes Executive from filing a charge or complaint with or participating in any investigation or proceeding before any federal or state agency, including the Equal Employment Opportunity Commission. However, while Executive may file a charge and participate in any proceeding conducted by a state or federal agency, by signing this Agreement, Executive waives Executive’s right to bring a lawsuit against Releasees and waives Executive’s right to any individual monetary recovery in any action or lawsuit initiated by a federal or state agency, such as the Equal Employment Opportunity Commission.
     The Company and Executive agree that the release set forth in this section shall be and will remain in effect in all respects as a complete general release as to the matters released.
     3.   Executive represents that he is not aware of any claim pending against Releasees that is released by this Agreement. Executive acknowledges that he has been advised by legal counsel and is familiar with the provisions of California Civil Code Section 1542, which provides as follows
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.
     Executive, being aware of said code section, agrees to expressly waive any rights he may have under the above principal or any statute or common law principals of similar effect against the Company or Releases.
     4.   Executive agrees that the consideration is given and received purely to compromise all claims and because Executive and Company desire to avoid litigation. Executive agrees that he is not to be considered, for any purpose or by any person, to have been the “prevailing party” with respect to any allegations, charges or causes of action which could have been alleged in any claim covered by this Agreement.

     5.   Each of the undersigned agrees that none of the releases set forth in Paragraphs 2, 3 and 4 releases any claims arising out of obligations set forth in this Agreement.
     6.   Executive agrees that the substance of this Agreement or any part thereof is strictly confidential and will not be disclosed or discussed by Executive without prior written permission from the Company, to or with any person whomsoever, with the exception only of the Executive’s immediate family members, attorneys retained by the Executive, accountants, tax consultants, and/or duly designated taxing authorities of the government of the United States of America and the government of the State of California, or except pursuant to a subpoena issued by a state or federal court or agency or as required by the Freedom of Information Act (the “Disclosees”) or to other governmental and/or regulatory agencies as legally required. Executive further agrees that he will not, without the prior written permission of the other parties, directly or indirectly, disclose to any person whomsoever, with the sole exception of the Disclosees, any information regarding the substance of any part of this Agreement. Executive specifically agrees that, if questioned by any person whomsoever, other than the Disclosees, concerning the substance of this Agreement and/or any part of this Agreement, he will, at the absolute maximum, respond only that, “We have resolved our differences.” The Parties may state that Executive has voluntarily resigned from his employment in order to accept a new employment opportunity. Executive agrees and acknowledges that the Company may disclose the terms of this Agreement if in its judgment it is required to do so by law, including by any SEC regulations.
     7.   Executive specifically agrees that each and all of the terms and provisions in paragraph 6 are of the essence of this Agreement and shall be strictly and consistently observed by the Parties for any and all purposes whatsoever and as to any and all third persons whomsoever, with the sole exception of the Disclosees. Executive further agrees that any disclosures in violation of the foregoing shall constitute and be treated as a material violation and breach of this Agreement. Executive understands that in exchange for the payment of the above-mentioned consideration, Executive agrees to keep confidential and not publicize, or cause to be publicized, or communicate in any manner, any information whatsoever concerning the final resolution and settlement of this matter, including the existence of this Agreement, and facts or allegations of the dispute as described herein, to any person or entity, public, private, governmental, or regulatory, except as is necessary for tax purposes or as a result of a lawful subpoena or court order, and specifically bars, but is not limited to, publication in any form of radio, television, print media, whether newspapers, magazines and/or professional journals, or by any computer network including, but not limited to, the Internet, World Wide Web (“WWW”), e-mail, public or private chat rooms or bulletin boards, or similar media, with the understanding that such confidentiality is bargained for consideration by the Company in the release herein. This Agreement of confidentiality extends to Executive’s attorneys, heirs, agents, and their representatives.

     8.   Executive represents and warrants that henceforth he will refrain from making or publishing any derogatory or disparaging remarks or statements, oral or written, to any third parties about the other party and the Releasees. The Company represents that it will refrain from making or publishing any derogatory or disparaging remarks or statements, oral or written, about the Executive.
     9.   Executive acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. Executive and the Company agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Executive acknowledges that the consideration given for this Agreement is in addition to anything of value to which Executive was already entitled. Executive further acknowledges that he has been advised in writing that:
     a) he should consult with an attorney prior to executing this Agreement.
     b) he has up to twenty-one (21) calendar days to consider this Agreement and to consult with legal counsel.
     c) he has seven (7) calendar days following Executive’s execution of this Agreement to revoke the Agreement. The revocation must be in writing and must be directed to Richard F. Sommer, Chief Executive Officer, at the Company’s headquarters at 2000 Powell Street, Emeryville, California 94608.
     d) this Agreement shall not become effective and enforceable until after the passage of this seven-day revocation period.
     e) nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs from doing so, unless specifically authorized by federal law.
     To the extent that Executive has taken fewer than twenty-one (21) days to consider this Agreement, Executive acknowledges that Executive has had sufficient time to consider the Agreement and to consult with counsel and that Executive did not desire or need additional time.
     10.   This Agreement is effective after it has been signed by both Parties and after eight (8) days have passed since Executive signed the Agreement the (“Effective Date”).
     11.   The Parties agree that any and all disputes arising out of the terms of this Agreement, their interpretation, and any of the matters herein released, shall be subject to binding arbitration in San Francisco County, California before the American Arbitration Association under its National Rules for the Resolution of Employment Disputes of California Code of Civil Procedure. The Parties agree that the prevailing party in any arbitration shall be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. The Parties hereby agree to waive their right to have any dispute between them resolved in a court of law by a judge or jury. This paragraph will not prevent either party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the Parties and the subject matter of their dispute relating to Executive’s obligations under this Agreement.

     12.   If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or application of the Agreement which can be given effect without the invalid provisions or application and to this end the provisions of this Agreement are declared to be severable.
     13.   This Agreement, in conjunction with the Stock Agreement, the Indemnification Agreement and Confidentiality Agreement, contains the entire agreement of the Parties with respect to the matters covered by this Agreement and no promise made by any party or by an officer, attorney, or agent of any party that is not expressly contained in this Agreement shall be binding or valid. This Agreement supersedes any prior Agreement between the Parties with the exception of the Confidentiality Agreement, Indemnification Agreement and the Stock Agreements. Additionally, any modification of any provision of this Agreement, to be effective, must be in writing and signed by the party to be charged.
     14.   This Agreement shall be governed by and construed under the laws of the State of California.
     15.   This Agreement may be executed by facsimile and in counterparts, and the counterparts, taken together, shall constitute the original.
     16.   Each of the undersigned executing this Agreement on behalf of a party represents and warrants that he or she is a duly appointed agent or duly elected officer of the party and is fully authorized to execute this Agreement on that party’s behalf.
     17.   Each party to this Agreement has consulted with, or had the opportunity to consult with, legal counsel concerning all paragraphs of this Agreement. Each party has read the Agreement and has been fully advised by legal counsel with respect to the rights and obligations under the Agreement, or has had the opportunity to obtain such advice. Each party is fully aware of the intent and legal effect of the Agreement, and has not been influenced to any extent whatsoever by any representation or consideration other than as stated herein. After consultation with and advice from, or the opportunity for consultation with and advice from, legal counsel, each party voluntarily enters into this Agreement.

DATED: 2/9, 2007	/s/ Jeffrey G. Wagoner
Jeffrey G. Wagoner

DATED: FEB 9, 2007	ZipRealty, Inc.
	By:	/s/ Richard F. Sommer
	Name:	Richard F. Sommer
	Title:	Chief Executive Officer

EXHIBIT A